Exhibit 99.1

WidePoint Corporation

Fourth Quarter 2015 Earnings Conference Call

March 15, 2016

WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

CORPORATE PARTICIPANTS

David Fore, Hayden Investor Relations

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, Executive Vice President, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Mike Crawford, B Riley & Company

Mike Malouf, Craig-Hallum Capital Group

Sam Donaldson, Private Investor

PRESENTATION

Operator:

Good day and welcome to the WidePoint Corporation 2015 Fourth Quarter and Year-End Results Conference Call. Today’s conference is being recorded and at this time, I would like to turn the call over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:

Thank you, Operator. Good afternoon to all participants in WidePoint’s fourth quarter and full year 2015 financial results conference call. With me today are WidePoint’s Chairman and CEO, Steve Komar and Chief Financial Officer, Jim McCubbin. Steve will give an overview of the quarter’s developments and accomplishments and Jim will provide additional financial and operational review and outlook. Then we will open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expects, plans, anticipates, predicts, forecast, and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the ‘Risk Factors’ sections of WidePoint’s Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from the forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

I would now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks. Steve?

Steve L. Komar:

Thank you, David, and good afternoon to all of you that are joining us here today. As always, I’d like to express our appreciation to all of you for your continued interest in WidePoint and for allowing us to share both our performance and our plans for the year ahead. I’d like to begin by offering some high level commentary on our 2015 performance and financial results. Following that, I’ll provide some updates on the key goals we had established at the beginning of this past year, and finally, I’ll cover some of our more recent progress early this year and summarize our key goals and initiatives for the full 2016 year. I will then turn the call over to Jim McCubbin who will provide some additional financial performance metrics and analyses before we open the call to our question-and-answer period.

The 2015 calendar year and perhaps more importantly, the most recent five months encompassing the fourth quarter and the first two months of 2016 have been an extremely busy and very important period of time for the Company. As you may well be aware, we’ve been somewhat hunkered down and internally focused up until this past month, primarily because I have been driving the organization to complete necessary planning and implementation steps to prepare ourselves to achieve our goals for 2016. There should be no doubt in anyone’s mind that both I and the Management Team were very disappointed in our inability to achieve our targeted new business and new revenue goals during this past year.

However, most recently, our attention has turned to ensuring that we exited 2015 with a measurable improvement in our run rates and the beginnings of a sustainable march toward operational profitability to be achieved on a run rate basis by midyear 2016.

Now, specifically addressing the results we are sharing with you today, during the fourth quarter revenue grew approximately 12% to $18.7 million from $16.8 million in the same period last year. On an annual basis, revenue grew approximately 33% to $70.8 million from $53.3 million in the full calendar year 2014. Actually, revenues modestly exceeded our goal for the fourth quarter, clearly a good sign but 2015 full year revenue performance came in at the lower end of the goal range we had discussed during our earnings call the same time last year. During the fourth quarter, we were pleased to see both absolute revenue growth and reduced operating losses and EBITDA improvement, reflecting favorably versus less attractive performance levels in the prior two quarters of 2015. From a Management perspective, we have initiated a series of actions that are intended to reinforce this emerging trend, including refocusing our sales strategies and resources while reducing spending and also deferring non-critical product development expenditures and implementing expense control programs for our support and administrative areas, all to ensure that we manage every aspect of our environment to contribute to the highest probability of success.

I am also painfully aware of our slow progress in delivering higher margin revenue growth and new market penetration with our next generation solution sets. Certainly, we bear some of the blame for that within our sales, product development, and Management Teams, but external factors such as restricted funding, delayed approval of government standards, and a resulting slow adoption—slowing of adoption were significant contributors to the problem. However, by aggressively initiating the steps that I have already noted and that Jim will expand upon on in his financial comments, I believe that we have or are taking all the necessary steps to ensure a successful 2016 both in terms of new revenues from increased market penetration and carefully managed expenditures, all toward improving our performance to reach operational profitability and positive cash flow.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

At a year-end call I think it’s healthy to look back and assess performance versus stated goals. Roughly one year ago on our 2014 call, we set out certain Company goals for this past year. We met several of these, while failing to fully achieve others. One such goal was to win initial past quarters from the three unpenetrated agencies under our DHS BPA. We achieved some success with this goal late in the year, but despite proactive strategies currently in place, we have to-date not yet realized initial task orders from FEMA or the US Coast Guard and these remain a challenge for us to deliver in 2016. The second but certainly no less important goal was a three-pronged strategy for the marketing and selling of our next generation Identity Management solutions to both government and commercial markets.

The first of these prongs was leveraging our DHS BPA to provide higher margin integrated solutions of added mobile communications related products and services sourced from our third-party partners. This effort has moved slowly, primarily due to government resistance in the form of a lack of readiness of DHS and its component agencies to approve the adding of these solutions to the BPA, for an assortment of reasons. These reasons are now being addressed and overcome through our direct involvement with “internal champions” located at our agency customers as well as increased engagement with DHS contracting officials. We believe that awards for MDM-related and identity certificate solutions will be forthcoming from these agencies before the end of the third quarter 2016.

The second prong was the very important goal of cross-marketing our next generation Identity Management solutions into the BPA and leveraging the CyberSprint mandate initiated by the US Federal Government CIO in the latter half of 2015. Although we received very little revenue benefit from this effort in 2015 due to the rescheduled CyberSprint deadlines, the outlook is improving as CyberSprint is active and continues to be implemented across most departments and agencies this year. We’ve used that delay time to our advantage by working closely with DHS and with one of its leading technology focused agencies, which also happens to be a current customer, to provide these solutions that and other agencies at some point in this government fiscal year.

The third prong of this strategy was penetrating selected verticals in commercial markets for our new Identity Management solutions offering. Having recognized that our size limitations and using a direct sales approach were limited, we adopted a large partner strategy that broadened our distribution capabilities and overall reach into these new markets. Currently included in this partner structure are organizations such as AT&T, Samsung, LG, and one yet to be named large technology organization. There is no question that despite a longer than expected timeline to energize and mobilize these partnerships, we made meaningful progress and although there were only a limited amount of early stage revenues realized in 2015, these partners are very actively providing resources and marketing skills to move the relationships forward. As a direct result, we are now currently engaged in providing identity consulting services in the form of systems architecture analysis and planned CERC-based Managed Services arrangements with four new commercial sector customers spread across our targeted verticals of financial services, healthcare, and pharmaceuticals, with additional referral opportunities on the drawing board. Based on the active engagements and active referrals in the pipeline, I am cautiously confident that this large partner strategy will emerge as a significant upside revenue generator for WidePoint and to do so within the calendar confines of 2016.

Yet another goal we had established was to pursue the expansion of our European community based data analytics software capabilities into the US market via our Soft-ex communication subsidiary while simultaneously expanding our telecom expense management solution into European markets to meet the increasing global support demanded by some of our larger US customers. We have made demonstrable progress with these efforts, first with survey in the US market to determine a viable entry strategy for marketing data analytics and electronic bill presentment, and more recently, the launch of a direct sales capability. Across the pond, we have established a landed TLM customer support presence in Dublin to meet the increasing requirements of customers and prospects possessing the European community and global footprint.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

As I look back on 2015, it’s instructive to see the pattern of slow adoption by our target markets and customers and the institutional delays associated with Federal Government implementation of mandated solutions. Nothing new and I guess a lesson learned. We were clearly guilty of overly aggressive planning and setting up near term expectations. We have paid the price for that in our investment expenditures over the past two years. But we have now come to the end of that spending cycle and our expense control programs reflect that forecasted decrease in expenditures and operating losses. On the other hand, our enthusiasm, however misplaced at the time, caused us to initiate accelerated product development efforts and to nurture large partnerships to accelerate distribution channels and to put substantial dollars into a direct sales organization, all of which has readied us to take advantage of adoption in this market as it accelerates.

What hasn’t changed is the belief that the need for a strong authentication solution on mobile devices into government and corporate markets presents significant and growing higher margin revenue and services opportunity, utilizing our managed mobility solutions and services to meet the needs of the enterprise. There is little doubt that organizations are challenged with the cost and complexity of managing secure mobile computing in today’s rapidly changing communications environment. We believe that WidePoint’s identity management solution is a comprehensive, differentiated offering with wide applicability to meet market demand. I also believe that through our product development efforts and infrastructural investments, we have positioned ourselves to be a very timely provider of successful solutions as this market matures. We fully realize that it is upon us to put teeth into these segments and demonstrate our ability to deliver against them in 2016 and as an organization and Management Team we are singularly committed to do just that.

With that as a backdrop for just a minute let me turn to and summarize some of our key tactical and strategic goals for 2016. I’ll do so in a summary fashion because I know you are getting tired of listening to me.

Number one, to maximize new revenues from our large partner distribution channel programs; to accelerate penetration of new unserved federal agencies, and state and local business opportunities; to creatively market and deliver the FEMA and US Coast Guard initial DHS BPA task orders; to launch a fully productized certificate-on-device solution featuring either Internet or remote enrollment capability during the second half of 2016; and to roll out advanced GUI and feature functionality for the ITMS TLM platform by the end of the third quarter of 2016; also to accelerate platform unification at the TLM business with a target of 50% of customers migrated by calendar year-end; also to launch US market penetration and pipeline build of Soft-ex, data analytics, and electronic bill presentment offerings; and to be open at the executive level through exploring structural or strategic options and alternatives that would accelerate the realization of incremental value to our Stakeholders and to our Shareholders.

As I said before, I suspect that’s more than enough out of me. So once again, I’d like to thank you for your continued interest in WidePoint and in your patience with us as we have built out our solutions and delivery capabilities. The sole purpose of that build out is to enable accelerated market penetration and growth strategies that will enhance our enterprise and market valuation in the best interest of our Shareholders.

I’ll now turn the call over to Jim McCubbin, WidePoint’s CFO, for an in depth discussion of our quarterly financial results and his preliminary outlook for the remainder of 2016. Jim, over to you.

James T. McCubbin:

Thank you, Steve. Hello, everyone. Thank you again for joining our call today. Today in my remarks, I am going to briefly discuss and review our full year 2015 and fourth quarter financial results and provide an update on our financial expectations for 2016 based upon the comments Steve Komar has made.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Our revenues for the year ended December 31, 2015 were approximately $71 million, an increase of approximately $18 million or 33% as compared to last year’s approximately $53 million. The carrier services portion of this were materially higher at approximately 80% of last year’s amount compared with the same period as a result of the recognition of equipment and additional carrier service task orders issued related to our DHS Homeland Security Blanket Purchase Agreement contract award. Last year, we were awarded 41 task orders under the DHS BPA contract as compared to 12 task orders awarded in 2014. Depending upon the timing and further issuance of new carrier services from the United States Coast Guard and/or FEMA, this will determine how carrier services will grow in 2016. For the first half of the year of 2016, I would not anticipate material growth in carrier services portion of our revenues as we only offer these services under our DHS BPA and we are not at this time expecting any material expansions that would be ready to be recognized in a material way in the first half of 2016.

Our Managed Services in the year were slightly higher due to additional revenues from our recent acquisition of Soft-ex which were partially offset by volume pricing reductions associated with our DHS BPA contract. We do believe we will see increased revenue growth from our Managed Services in 2016 as we’ve recognized growth from a number of new potential clients that we currently have bids outstanding on, including both commercial, international, state and local and federal customers as well as also due to the fact that we are increasing prices on April 1. We also believe that as we see growth increase in Managed Services, we will also witness improvements in our overall margins. Barring any material awards from the United States Coast Guard or FEMA, we believe at this time, revenue growth from known current opportunities in our sales pipeline should support revenue growth projections of between 10% to 20% over our 2015 revenue performance.

Our cost of revenues for the year ended December 31, 2015, were approximately $58 million or 81% of revenues as compared to approximately $40 million or 75% of revenues in 2014. The dollar basis increased in cost of revenues was predominantly attributable to increased costs associated with carrier services. Given the major increase last year in carrier service revenues as a result of bringing in a large base of component agencies under our DHS BPA for core services, we witnessed a percentage decrease of cost of revenues overall. In 2016, we are focusing on improving cost of revenues through a number of new activities, including realizing improvements and consolidating our platforms, enhancing our efficiencies with process improvements we initiated in 2015, streamlining our operations environment as we become more efficient after bringing on a number of new component agencies in 2015 and of course due to price increases.

Our goal is to drive our cost of sales back to the 75%+ range in 2016. Our sales, general and administrative expenses for the year ended December 31, 2015, were approximately $17.6 million or 25% of revenues as compared to $17.3 million or 32% of revenues in our fiscal year ended 2014. Our goal was to drive our sales, general and administrative expenses in fiscal 2016 to under 20% of revenues through a combination of increases in revenues, reductions in spending, and efficiencies from improvements in overheads from our platform unification and other process improvements that we have been making. Looking at the fourth quarter of 2015, our revenues hit $18.7 million, up from $17 million in both the third quarter of 2015 as well as compared to the fourth quarter of 2014. Looking to the first quarter, we are anticipating revenues in the range of $17 million to $18 million with revenues increasing subsequently in each quarter thereafter assuming the fulfillment of our sales pipeline culminating in revenues for the year growing, as I have stated, by approximately 10% to 20% which does not assume any windfall awards from our DHS BPA for the remaining component agencies.

Our Adjusted EBITDA also witnessed improvements in the fourth quarter of 2015 as compared to the third quarter of 2015 with Adjusted EBITDA falling to approximately under $900,000. We anticipate improvements in gross margins in the first quarter as well as some reductions in SG&A allowing us to continue this positive trend in the first quarter and with subsequent improvement in the second quarter as we undertake the cost savings and margin improvement endeavors that we have previously discussed. We believe that given these actions in combination with increases in higher margin revenues, we should witness the shift from negative Adjusted EBITDA level that will turn positive midyear 2016.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Given our current working capital levels and assuming the shift to positive Adjusted EBITDA levels, we believe we have sufficient liquidity at this point in time. With the completion of our audited statements for fiscal year 2015 and our 2016 budget in place, we will next shift our attention of finalizing our credit facility with Cardinal Bank in April.

At this point, we look forward to an exciting and productive time for WidePoint and that should allow us to demonstrate the financial leverage we believe that our hard work can deliver and will deliver in 2016 for all of our Stakeholders.

So with that, I’d like to turn it back to you, Steve.

Steve L. Komar:

Thank you, Jim. I’m sure your comments have added value and perhaps some real substance to my introductory comments. I’d like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the lines, sequencing new questions and comments from our listeners that would be appreciated.

Operator:

Certainly, thank you. Ladies and gentlemen, if you’d like to ask a question please signal by pressing star, one on your telephone keypad. If you’re on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again that is star, one for questions and at this time, we’ll take a question from Mike Crawford with B. Riley & Company.

Mike Crawford:

Thank you. Regarding the Coast Guard, why can’t you rollout with them in a distributed command by command fashion?

Steve L. Komar:

Mike, that is a backup strategy that we frankly are currently implementing. We did take a different approach initially and we used some qualified consultants to try and get us to an expedited more aggressive solution. However, that has not been productive to date, and we are in effect going back to a command-by-command approach. So your point is very well taken and all I can do is agree with it at this point.

Mike Crawford:

Does this mean you are not using the Admiral Day group anymore?

Steve L. Komar:

Well, we’re not using them aggressively in the sense that they were the key point in the initial penetration strategy. However, we have maintained a relationship and we are modifying the approach. He will continue to be a spokesman for us in terms of that but it will be a modified role versus our original attempt at resolving this issue.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Mike Crawford:

Okay, thank you and then, Steve, you talked about doing systems architecture analysis but for new, and I stress the adjective there, “new” commercial customers. So to be clear, these are new banks or what have you beyond the ones that you previously attempted to do pilots films on Cert-on-Device simulated?

Steve L. Komar:

Well, I think we had mentioned earlier an initial relationship with a financial services firm and yes, that is one of the ones that we are proceeding with in terms of doing initial engagements to assess and evaluate their internal systems architecture and to provide recommendations of how to respond and modify or improve that systems environment to allow for a more effective security solution. That solution would involve, obviously, the utilization of some of our Certs and as well as potentially a Managed Services platform going forward. We’ve got three of them going actively right now and they tend all tend to take this course, an initial engagement to assess the environment and what would be required. Following that our recommendations for an implementation, purchase of Certs, providing a certificate authority, but that runs the gamut, Mike. So, for each customer I think there will be an element of customization and uniqueness on many of these large customers. So we are trying to cope with that at the moment and we are remaining flexible to meet the needs of the customer.

Mike Crawford:

Just so I understand then there are no other pilots beyond the systems architecture analyses?

Steve L. Komar:

In regard to our commercial market penetration, is that...

Mike Crawford:

Previously, the Company had talked about getting Certs or derived Certs out to in certain enterprises, I think both federal and commercial on a pilot basis that would hope to scale and then those expectations scaled back, and I am just trying to just get an understanding whether any of that what used to be called a pilot initiative remains or if now we are just on to just more of this consultative analysis with the aim of progressing for the pilots?

Steve L. Komar:

Yes. Yes, Mike, your recollection is good. The initial pilot programs that we referred to during 2015 were on the federal side, specifically, with a couple of agencies of the DHS. Those pilots either were stopped or suspended. They are still out there as an opportunity but that sub-agency has not gone forward with it. The active pilots today are the ones that we are talking about over on the commercial side in those three new verticals that we mentioned. So those are the only currently existing pilots.

Mike Crawford:

Okay, thank you and then, Jim, you are guiding towards getting I believe, towards a 5% operating margin by year end, which sounds good with the focus we see there but Steve also talked about exploring structural strategic options and alternatives. So what more can you say about potential strategic alternative for WidePoint at this stage?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

James T. McCubbin:

Mike, one, we are driving towards higher margins. We are driving via price increases, via streamlining our processes, and structures and platforms. We also are pulling back on some of the SG&A to just little bit more of a near-term focus as we drive our financial model to a positive Adjusted EBITDA and positive operating margins and what we are doing is we’re tailoring our SG&A expenses as well as we do some cuts and just streamlining. As it goes to structural and other options that we may have, as always, we are looking at all of the options to create as much Shareholder value and accelerate Shareholder value for, as Steve said, for our Stakeholders. We don’t have anything beyond that to really add to that comment at this time.

Mike Crawford:

Okay, thank you.

Steve L. Komar:

Thanks, Michael.

Operator:

At this time, we’ll take a question from Mike Malouf with Craig-Hallum Capital Group.

Mike Malouf:

Hi, guys. Thanks for taking my questions.

Steve L. Komar:

Hi, Mike.

Mike Malouf:

I want to—my first question is just a little bit on the same level as what Mike was talking about. Why the change in this strategic move comment? Why bring that up at this point? Has there been a decision at the Board level that you need to pursue that as one of your strategies? I am just trying to get a little bit more color? I mean, this is the first time you have ever said this on a public call, so.

Steve L. Komar:

Well, fair enough, Mike and I think that’s a good question. Let me start with the no’s. There has not been any kind of Board discussion or any decision made of any kind associated with changing the direction of the Company if you will, other than being focused on profitability which is a message I get more times than you can imagine. What we were trying to do by setting out a series of goals for 2016 was to demonstrate that we are open to any and all options that will build and increase Shareholder value. I know that’s a pat phrase, but the point is we are taking a number of operational and tactical decisions to improve the profitability profile of the Company and to do so without damaging the Company. We want to continue to build the enterprise but we also wanted to send a message to the world and to our Investors that we are very focused on building Shareholder value. In that sense, we will consider anything that would be perceived to be in the best interest of the Shareholder. Is that where we want to spend our time? absolutely not.

Mike Malouf:

What kind of strategic options do you think you have?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

James T. McCubbin:

Hi Mike, this is Jim. Right now, we are just looking at all of our options to drive value. We believe we have a very, very valuable product set here today and we want to look at all options on how to drive it and monetize it for all the Stakeholders. That’s all we can really add at this point in time.

Mike Malouf:

Okay and as you look at that $80-ish million that you are looking for, for next year, what kind of gross margins are you thinking on that number?

James T. McCubbin:

I covered that in my prepared remarks. Right now, our goal is to drive it to the 25% to 30% margin range on a blended average because a lot of that revenue growth is not coming from carrier services, but higher margin services. That’s why we believe we’ll see that blend go up. Last year, a lot of the revenue came from carrier services which drove the blend down. That is...

Mike Malouf:

But Jim, that’s why I asked it because the math just seems to be a little fuzzy on that. Because if you did $13 million in gross profit and you increase your sales at 10% to 20%, let’s say that you go to that $80 million, to get to 25% to 30%, you are talking about 100% incremental gross margin which I know your business isn’t that profitable.

James T. McCubbin:

Well, we are also streamlining some of our processes and platforms and reducing our cost. Last year, we built an excess capacity into our model. We carried a lot of weight because we weren’t quite sure how the DHS component agencies were coming in. We also spent some time on process improvements with the ITMS platform and a number of other things. Our goal this year is to literally drive our cost of producing and caring and serving for those clients down and we are doing a lot towards automating our processes and doing just that and that is how we’re trying to drive towards that result.

When I also look at some of the pipeline opportunities in the cyber side of the business as well as the software side of the business, I am seeing very, very high complementary margins. So while we are not expecting to hit that 25% run rate say in the first quarter, we are looking for first quarter, second quarter, third quarter, and fourth quarter improvements to get us up to that 25% plus margin. We have looked at how to get there and we are driving it there and then the other side of what we are doing is driving our SG&A costs to be in line with under 20%. Now some of the things that we are doing is we’re not going to do as much development on longer term projects as we were doing last year. So, some of that cost gets pushed to the right. On our SG&A, we are also streamlining some of our processes and a big part of our G&A cost is overhead. So we are streamlining overheads as well this year to drive those costs down. So, that’s just where we are driving the model to.

Mike Malouf:

Is your target of 25% to 30% gross margins? Is that an end-of-year target or is that for the entire year?

James T. McCubbin:

That’s a second half target, Mike.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Mike Malouf:

Oh, it’s a second half target, not a full year target.

James T. McCubbin:

Right, that’s a second half to drive it to those results in the second half. Right now, you know the first quarter is, for all intents and purposes, done. On April 1, we are formally putting in place price increases. We are also trimming some costs and—which we’ll see the benefits coming in to the second quarter. This is all part of us continuing to drive our bottom line performance, positive Adjusted EBITDA to positive. So in the third quarter, we had about $1.2 million in negative EBITDA. In the fourth quarter, we drove it down to around $860,000. In the first quarter, we are hoping to drive that incrementally down some more and then in the second quarter to get it close to neutral and then start running it positive in the third and fourth quarter and that’s not assuming any major windfalls from Coast Guard and/or FEMA work and we’re really trying to build a model that allows us to show the leverage in this especially as our product sets in 2016 and ‘17 take hold and then it will really truly show you the profitability that we can attain.

Steve L. Komar:

Hi, Mike, just a footnote comment from me. In my comments, I talked about us sort of hunkering down for a few months and what I have to tell you is that we sat around as a Management Team and we looked down the P&L categories, Mike. We looked at every dollar of expense that we expand or plan to expand as an organization and the one thing we did not want to do was damage the business to the extent that we could not perform in the future. But with that one exception, we’ve looked at every dollar, cost of—optimizing the cost of delivery and cost of goods sold, our SG&A expenses, our development expenses, and I think we feel the mission and the urgency to take this enterprise, this business to profitability. I know that’s not always the case in the micro-cap game or whatever else, but I think in our case, it’s critical for us to demonstrate that for credibility’s sake and that’s where we are focused and the only thing that we will not do is damage our ability to grow as a business.

Mike Malouf:

Okay. Thanks for answering my questions.

Steve L. Komar:

Thanks Mike.

Operator:

Again that’s star, one for questions and at this time. We will take a question from Sam Donaldson, Private Investor.

Sam Donaldson:

Well, gentlemen, after a tough year for reasons which you previously discussed and I think most of us understand, I am quite pleased about what you’ve laid out for 2016 and beyond. I mean, you had a lot of irons in the fire which have expectation of success in most of them, I take it. The new emphasis on streamlining the Company and the efficiencies, I think that’s all for the good. So, I really compliment you on this. But let me worry an old bone and try to understand what is it that is the problem or a set of problems in signing the Coast Guard and FEMA? I mean, you’ve been after it now for a long time and at one time, I thought I think it would come through by now and now if I read you correctly, you are saying you hope by the third quarter but you are very cautious and you are not adding any prospective revenue to your estimates because of it. What are the problems in signing these two agencies?

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Steve L. Komar:

Hi. Sam. It’s good to hear your voice again and let me try and thank you for the kind words at the front end of your comments, but let me give you...

Sam Donaldson:

Well, I think you deserve them and they are my opinion and others could disagree, but I am with you.

Steve L. Komar:

Well, thank you. I appreciate that and at the risk of getting myself in trouble with the external world, let me just kind of summarize where we are. The US Coast Guard is a totally decentralized national if not international organization, protecting not only our coast but a lot of other duties around the world. It is hugely decentralized. It does not have an effective administrative command and control structure and our efforts to try and break through at that level, at the top level of the Coast Guard, have been relatively fruitless despite what we think was a good strategy. So what we have to do now is to try and energize all these various commands around the world. It’s going to be a much tougher task but we are focused on it and we’ve got people working it right now, but it’s a different game than we thought it was going to be.

When we talk about FEMA, even more to the point, we have an embedded competitive structure in place and some level of politicizing and protecting positions and whatever else. This is another third-party service provider and we have to struggle against that. We have to find a way to displace them. So we have active strategies against both these targets. They are the last two. We have penetrated every other agency and I think we are definitely continuing to focus on those. Having said that, when those happen they will come on with low margin businesses initially until we can penetrate and add additional services. It is not the end of the world for us to not have aggressive incremental low margin revenues in 2016. So, that doesn’t change our focus but it’s a statement of reality and we are very anxious to move our gross margins up and to demonstrate our profitability. So, there may be a little bit of a tradeoff there. It’s an honest answer, Sam.

Sam Donaldson:

Well, I appreciate that and let me now display my ignorance by saying dozens of Coast Guard for instance, need services such as ours. Are they now in this dissemination factor, services from others and we are trying to displace them or are they just not receiving the kind of services that all agencies need that we are providing?

Steve L. Komar:

We are supremely confident that they need our services and everyone that we have talked to or engaged with has indicated that there are enormous efficiencies to be gained. The issue is getting them off the blocks.

Sam Donaldson:

Well, okay and one final question, I am sorry to take up so much time, one on the business of competition, we have competitors; I understand that. Where do we stand in general in our ability to compete against larger organizations, larger companies at this time, I mean, where are we on that score?

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WidePoint Corporation – Fourth Quarter 2015 Conference Call, March 15, 2016

Steve L. Komar:

Well, let me address it two ways. We do have obviously some direct competitors in our marketplace, some of them are larger than we are but not hugely so. So, we believe that we can be in the competitive arena. What we have done is partner with these, I call them 800-pound gorillas and I know I shouldn’t—partners, several of which we mentioned and another that we are talking to and this is a way for us to have kind of change the dynamic in terms of our ability to be successful and I think we will differentiate ourselves from some of our direct competition in the process of doing that and I am just extremely hopeful that that’s going to be very, very constructive for us in 2016. We put all the time and the effort in with these big guys and it’s taken a year, a year and a half but we are on the cusp right now and I think we will be differentiated as a result of these partnerships.

Sam Donaldson:

Well, are these partners of ours a way to penetrate markets, a way to get customers that we might not otherwise get or do these partners themselves provide revenue for us?

Steve L. Komar:

Both Sam. Sam, let me answer very directly. Definitely both instances, they will definitely—with national sales forces, they will broaden our reach substantially and probably challenge us with our limited resources to respond to opportunities as they come through the pipeline. But in addition to that, they absolutely are a potential customer for many of our services and solutions. So we think it’s going to be very synergistic and that’s the way we are looking at it and that’s the way we are working at it.

Sam Donaldson:

Okay, thanks very much and keep going.

Steve L. Komar:

Thank you, Sam. Appreciate it.

Operator:

This does conclude the question-and-answer session at this time. I’ll turn it back over to Management for any additional or closing remarks.

Steve L. Komar:

Thank you, Operator. Well, it appears that we’ve addressed all of our listeners’ questions and, Operator, thanks for your assistance. As a closing comment, I would just say that we believe we are solidly positioned in each of our core businesses and that we’ll deliver improved financial results as well as participating in emerging growth market opportunities as they arise, both for the remainder of 2016 and beyond. I am very well aware that this is a critically important year of performance for the Company and be assured that all our efforts are being prioritized to achieve superior performance levels.

Thank you very much for your time and continued interest and support of WidePoint and I wish you all a pleasant evening. Thank you.

Operator:

This does conclude today’s conference call. Thank you all for your participation.

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